AMENDMENT NO. 1 TO ETF MASTER SERVICES AGREEMENT

THIS Amendment NO. 1 TO ETF MASTER SERVICES AGREEMENT (this “Amendment”), effective as of January 1, 2026, by and among Diamond Hill Capital Management Inc., an Ohio corporation (the “Administrator”), and Ultimus Fund Solutions, LLC, an Ohio limited liability company (“Ultimus”) (collectively, the “Parties”).

WHEREAS, the Parties entered into that certain ETF Master Services Agreement dated August 22, 2025 (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the Parties agree as follows:

1.	Amendments.

(a)	Sub-Fund Administration Addendum to the Agreement hereby is deleted in its entirety and replaced with Sub-Fund Administration Addendum attached hereto, as the same may be amended from time to time.
(b)	Sub-Fund Administration Fee Letter to the Agreement hereby is deleted in its entirety and replaced with Sub-Fund Administration Fee Letter attached hereto, as the same may be amended from time to time.

2.	Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

DIAMOND HILL CAPITAL MANAGEMENT INC.		ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ Thomas E. Line	By:	/s/ Gary Tenkman
Name:	Thomas E. Line	Name:	Gary Tenkman
Title:	Chief Financial Officer	Title:	Chief Executive Officer

Sub-Fund Administration Addendum

for

Diamond Hill Capital Management, Inc.

This Sub-Fund Administration Addendum (this “Addendum”), dated January 1, 2026, is between Diamond Hill Capital Management, Inc. (the “Administrator”) for the Funds listed on Schedule A to that certain ETF Master Services Agreement dated August 22, 2025 (“ETF Master Services Agreement”), and Ultimus Fund Solutions, LLC (“Ultimus”). Capitalized terms used but not defined herein shall have the meanings set forth in the ETF Master Services Agreement.

Sub-Fund Administration Services

1.	Regulatory Reporting

Ultimus shall provide the Trust with regulatory reporting services, including:

1.1.	prepare, in consultation with Trust counsel, the annual updates (as well as supplements) to the Trust’s registration statement filed on Form N-1A pursuant to Section 8 of the Investment Company Act, and coordinate through a financial printer the filing of such annual updates (as well as supplements to such documents) with the Securities and Exchange Commission (the “SEC”);

1.2.	prepare and file with the SEC (i) the reports for the Trust on Forms N-CSR, N-PORT, and N-CEN (as applicable), (ii) Form N-PX, (iii) annual Fidelity Bond Filing (Rule 17g-1), and (iv) all required notices pursuant to Rule 24f-2 under the Investment Company Act;

1.3.	prepare such reports, notice filing forms and other documents (including reports regarding the sale of shares of the Trust as may be required in order to comply with federal and state securities law) as may be necessary or desirable to make notice filings relating to the Trust’s shares with state securities authorities, monitor the sale of Trust shares for compliance with state securities laws, and file with the appropriate state securities authorities compliance filings as may be necessary or convenient to enable the Trust to offer its shares; and

1.4.	cooperate with, and take all reasonable actions in the performance of its duties under this Agreement, so that the necessary information is made available to, the SEC or any other regulatory authority or applicable securities exchange in connection with any regulatory audit of the Trust or any Fund.

2.	Shareholder Communications

Ultimus shall develop and prepare, with the assistance of the Administrator and other service providers, communications to shareholders, including the annual and semiannual reports to shareholders, coordinate the printing and mailing of prospectuses, notices and other reports to Trust shareholders.

Diamond Hill Capital Management, Inc. Sub-Fund Administration Addendum	Page 1 of 6

3.	Corporate Governance

Ultimus shall provide the following services to the Trust and its Funds:

3.1.	provide individuals reasonably acceptable to the Board to serve as officers of the Trust, including, without limitation, individuals to serve as assistant treasurer, secretary, and assistant secretary, who will be responsible for the management of certain of the Trust’s affairs as determined and under supervision by the Board; depending on the nature and scope of any such officer appointment, Ultimus may be entitled to an additional fee (as set forth in the Sub-Fund Administration Fee Letter);

3.2.	coordinate the acquisition of and maintain fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of the Investment Company Act and as such bonds and policies are approved by the Board; and

3.3.	in consultation with legal counsel to the Trust, the investment adviser, officers of the Trust and other relevant parties, collect, prepare and disseminate digital materials for quarterly meetings of the Board, including agendas and selected financial information as agreed upon by the Trust and Ultimus from time to time; attend and participate in quarterly Board meetings to the extent requested by the Board; and prepare or cause to be prepared minutes of the quarterly meetings of the Board. As agreed upon by the Trust and Ultimus from time to time, Ultimus may provide the services described in this paragraph 3.3 in connection with a total of four (4) Board meetings each year (one Board meeting each quarter), with any such work for additional Board meetings being performed at Ultimus’ then current hourly rate for such Board meeting and preparatory services.

4.	Other Services

Ultimus shall provide all necessary office space, equipment, personnel, and facilities for handling the affairs of the Trust; and shall provide the following services if reasonably requested by the Trust and if such services are consistent with Ultimus’ obligations under the ETF Master Services Agreement and this Sub-Fund Administration Addendum:

4.1.	administer contracts on behalf of the Trust with, among others, the Trust’s investment adviser(s), distributor, custodian, transfer agent, index receipt agent, and fund accountant;

4.2.	assist the Trust, the Trust’s investment adviser(s) and the Trust’s Chief Compliance Officer in monitoring the Trust and its Funds for compliance with applicable limitations as imposed by the Investment Company Act and the rules and regulations thereunder or set forth in the Trust’s or any Fund’s then current prospectus or statement of additional information;

4.3.	coordinate with each Fund’s service providers to facilitate the setup of the Fund on applicable securities exchanges;

4.4.	arrange for vendors to provide and post each Fund’s indicative optimized portfolio value, as applicable, and other information required by exemptive orders;

4.5.	prepare and maintain the Trust’s operating budget to determine proper expense accruals to be charged to each Fund in order to calculate its daily net asset value;

Diamond Hill Capital Management, Inc. Sub-Fund Administration Addendum	Page 2 of 6

4.6.	prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis as mutually agreed;

4.7.	assist each Fund’s independent registered public accounting firm with the preparation and filing of the Fund’s tax returns;

4.8.	research and calculate the qualified dividend rate for income and short-term capital gain distributions and assist in the production of supplemental tax information letters for each Fund, if applicable;

4.9.	advise the Trust and its Board on matters concerning the Trust and its affairs including making recommendations regarding dividends and distributions;

4.10.	Monitor each Fund’s holdings and operations for post-trade compliance with its Prospectus and Statement of Additional Information, SEC statutes, rules, regulations and policies and at the direction of the Fund’s independent public accountants and Trust counsel, monitor Fund holdings for compliance with IRS taxation limitations and restrictions and applicable Federal Accounting Standards Board rules, statements and interpretations; provide periodic compliance reports to each investment adviser or sub-adviser to the Trust, and assist the Trust, the Administrator and each investment adviser or sub-adviser to the Trust (collectively referred to as “Advisers”) in preparation of periodic compliance reports to the Trust, as applicable. Post-trade compliance testing will be performed in accordance with testing policies and procedures, which in Ultimus’ sole determination, are reasonably designed to comport with industry standard post-trade compliance testing practices. Because such post-trade compliance testing is performed using fund accounting data and data provided by third-party sources, its accuracy is dependent upon the accuracy of such data, and the Administrator agrees and acknowledges that Ultimus is not liable for the accuracy or inaccuracy of such data. The Administrator further agrees and acknowledges that the post-trade compliance testing performed by Ultimus is not intended to relieve the Trust or the Administrator of their responsibilities with respect to fund portfolio compliance, including on a pre-trade basis. Moreover, and notwithstanding the foregoing, Ultimus’ ability and therefor its obligation to perform post-trade compliance testing shall be wholly-dependent upon its timely receipt from third-party sources, including as applicable the Administrator, of all data necessary in Ultimus’ sole determination to properly perform such post-trade compliance testing, and, should Ultimus determine it to be necessary, the Administrator shall be required to arrange for Ultimus to have secure look-through access to private fund holdings;

4.11.	administer all disbursements for a Fund;

4.12.	upon request, assist each Fund in the evaluation and selection of other service providers, such as independent public accountants, printers and EDGAR providers; and

4.13.	provide the Fund(s), with an end-to-end solution to prepare and transmit annual and semi-annual shareholder reports designed to be compliant with the SEC’s tailored shareholder reporting requirements (the “Tailored Shareholder Report Services”). Funds will be provided tailored shareholder report (“TSR”) templates to choose from. A Fund may, upon written notification to Ultimus, opt out of the Tailored Shareholder Report Services, in which event, Ultimus will extract from Ultimus’ systems the data required to prepare a TSR and deliver that data in an electronic format to the Fund or its designee (the “Data Extract Only Services”).

Diamond Hill Capital Management, Inc. Sub-Fund Administration Addendum	Page 3 of 6

For special cases, the parties hereto may amend the procedures or services set forth in the ETF Master Services Agreement as may be appropriate or practical under the circumstances, and Ultimus may conclusively assume that any special procedure or service which has been approved by the Trust does not conflict with or violate any requirements of its Agreement and Declaration of Trust or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

5.	Board Governance Items
1.1.	Creation of board book/electronic posting of materials received from various sources.
1.2.	Coordination of trustee fee payments.
1.3.	Drafting and provision of resolutions outside of the current inventory of Administrator’s resolutions.
1.4.	Coordinate the process for quarterly board material requests and collection.

6.	Regulatory Support Items
6.1.	Draft Form 485(a) and Form 485(b) filings
6.2.	Draft Form 485(b) and Form 486(b) filings
6.3.	Coordinate notice filing/mailing of Form N-2
6.4.	Draft Form 424(b)(3)
6.5.	Draft 497(c) or (j) filling
6.6.	Coordinate filing of summary prospectuses
6.7.	Coordinate mailing of summary prospectuses and prospectus supplements
6.8.	Draft Pre or DEF proxy filings (if needed)
6.9.	Draft information statements
6.10.	Draft Form N-RN
6.11.	File Form 17g-1 filing as provided by Administrator
6.12.	24f-2 Filings
6.13.	Coordinate the print and mailing of annual and semi-annual reports
6.14.	Coordinate the Quarterly repurchase offer drafting, filing and mailing
6.15.	Coordinate EdgarNext maintenance with FilePoint
6.16.	Coordination with FilePoint the posting of regulatory documents on website
6.17.	Coordination of the update process for 485(b) and 486(b) including data requests, reviews, etc.
6.18.	Coordination of filing SEC correspondence

7.	Additional Regulatory Services

Ultimus may provide other regulatory services not specifically listed herein upon such terms and for such fees as the parties hereto agree. Such other regulatory services may include, without limitation, (i) the drafting of initial registration statements and amendments thereto pursuant to Rule 485(a) under the Securities Act of 1933, as amended, (ii) the drafting of proxy statements and related materials in connection with the Trust’s shareholder meetings, and (iii) the preparation of materials for, attendance at, and drafting of minutes for organizational and special Board meetings.

Diamond Hill Capital Management, Inc. Sub-Fund Administration Addendum	Page 4 of 6

8.	Tax Matters

Ultimus does not provide tax advice. Nothing in the ETF Master Services Agreement or this Addendum shall be construed or have the effect of rendering tax advice. It is important that the Trust or a Fund consult a professional tax advisor regarding its individual tax situation.

9.	Legal Representation

Notwithstanding any provision of the ETF Master Services Agreement or this Addendum to the contrary, Ultimus will not provide legal representation to the Trust or any Fund, including through the use of attorneys that are employees of, or contractually engaged by, Ultimus. The Trust acknowledges that in-house Ultimus attorneys exclusively represent Ultimus and will rely on outside counsel retained by the Trust to review all services provided by in-house Ultimus attorneys and to provide independent judgment on the Trust’s behalf. The Trust acknowledges that because no attorney-client relationship exists between in-house Ultimus attorneys and the Trust, any information provided to Ultimus attorneys will not be privileged and may be subject to compulsory disclosure under certain circumstances. Ultimus represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

Signatures are located on the next page.

Diamond Hill Capital Management, Inc. Sub-Fund Administration Addendum	Page 5 of 6

The parties duly executed this Addendum as of January 1, 2026.

	Diamond Hill Capital Management, Inc.		Ultimus Fund Solutions, LLC

By:	/s/ Thomas E. Line	By:	/s/ Gary Tenkman
Name:	Thomas E. Line	Name:	Gary Tenkman
Title:	Chief Financial Officer	Title:	Chief Executive Officer

Diamond Hill Capital Management, Inc. Sub-Fund Administration Addendum	Page 6 of 6